As filed with the Securities and Exchange Commission on March ___, 1997
                        Registration No. 333-_______

                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                         LEGGETT & PLATT, INCORPORATED
             (Exact name of registrant as specified in its charter)


    Missouri              No. 1--Leggett Road            44-0324630
 (State or other         Carthage, Missouri 64836     (I.R.S. Employer
 jurisdiction of            (417) 358-8131           Identification No.)
  incorporation
 or organization)

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)





                                John A. Lyckman
                           Assistant General Counsel
                         Leggett & Platt, Incorporated
                              No. 1--Leggett Road
                           Carthage, Missouri  64836
                                 (417) 358-8131
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                           CALCULATION OF REGISTRATION FEE

                                                Proposed        Proposed
                                                Maximum         Maximum   Amount
                                Amount          Offering        Aggregate of
Title of Each Class of          to be           Price           Offering  Registration
Securities to be Registered     Registered      Per Share (1)   Price (1) Fee
______________________________________________________________________________________
Common Stock, $.01 par
value and attached Preferred
Stock Purchase Rights           79,895 shares  $30.625         $2,846,259  $862


     (1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based upon the average of the high and low prices of Registrant's
          Common Stock on March 24, 1997 on the New York Stock Exchange Composite Tape
          of $35.625.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Prospectus

                                 79,895 Shares

                         LEGGETT & PLATT, INCORPORATED
                                  Common Stock
       (and Preferred Stock Purchase Rights attached to the Common Stock)


     The shares of Common Stock, $.01 par value, (the "Common Stock") of Leggett & Platt, Incorporated, a Missouri corporation(the "Company") offered hereby (the "Shares") are being sold for the account of and by the persons named under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that the Shares may be sold from time to time in transactions on the New York Stock Exchange or Pacific Stock Exchange or in negotiated transactions, in each case at prices satisfactory to the Selling Shareholders. (See "Plan of Distribution.")

     The Company will receive no part of the proceeds from the sale of the Shares. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions, and related fees and expenses, but the Company will bear the cost of preparing the Registration Statement to which the "Prospectus" is a part and all filing, legal and accounting fees incurred in connection with registration of the Shares under the federal securities laws.

     The Common Stock is listed on the New York Stock Exchange and Pacific Stock Exchange (symbol: LEG). On March 24, 1997 the average of the high and low prices of the Common Stock on the New York Stock Exchange, Composite Transactions was $35.625 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is March _____, 1997

                                 AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission(the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 75 Park Place, 14th Floor, New York, New York 10007; and 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at "http://www.sec.gov" which contains reports, proxy statements and other information regarding registrants that file electronically with the commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York and at the office of the Pacific Stock Exchange Incorporated, Listings Department, 115 Sansone Street, Suite 1104, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of such Registration Statement are available from the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents have been previously filed by the Company with the Commission and are incorporated by reference into this Prospectus:

     (1)  Annual Report on Form 10-K for the year ended December 31, 1996.

     (2) The description of the Common Stock contained in Form 8-A dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description.

     (3) The description of the Company's Preferred Stock Purchase Rights contained in Form 8-A dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description.

     All reports and definitive proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering to be made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents,except that in no event shall any information included in any such document in response to item 402(i), (k) or (l) of Regulation S-K be deemed to constitute a part of this Prospectus.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company will provide without charge to each person, including any beneficial owner,to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). All requests for such information should be directed to the Company's executive offices at No. 1 Leggett Road, Carthage, Missouri 64836, Attention: Investor Relations,
(417) 358-8131.

                                   THE COMPANY

     The Company was incorporated in 1901 as the successor to a partnership formed in 1883 in Carthage, Missouri. That partnership was a pioneer in the manufacture and sale of steel coil bedsprings. The Company's principal executive offices are located at No. 1 -- Leggett Road, Carthage, Missouri 64836, telephone (417) 358-8131. Unless otherwise indicated the term "Company" includes Leggett & Platt, Incorporated and its majority-owned subsidiaries.

        The Company is a manufacturer. It serves markets for components and related products for bedding, furniture and other furnishings, including commercial fixtures, store displays, shelving, and related products as well as materials, equipment and technologies used by Company operations and other manufacturers in diverse markets. Components are items used by furnishings manufacturers to construct their finished products. Examples of components manufactured by the Company include innerspring and boxspring units for mattresses and boxsprings; foam, textile, fiber and other cushioning materials for bedding and furniture; springs and seating suspensions for furniture; steel mechanisms for reclining chairs, sleeper sofas and other types of motion furniture; chair controls, aluminum, steel and plastic bases for office furniture; non-fashion fabrics and other furniture supplies; aluminum die castings for gas barbeque grills and other furnishings.

     The Company also makes some finished furnishings products. Examples include bed frames, daybeds, bunk beds,headboards, electric beds, carpet underlay, point-of-purchase displays, other wood, metal and wire displays, shelving and other commercial fixtures. These finished products are sold to manufacturers that also buy the Company's components or to wholesalers and retailers. Point-of-Purchase displays are sold to manufacturers of packaged goods for use in retail stores. Other commercial fixtures are sold to retailers to furnish their stores and other end users for food service, office and industrial applications.

     Outside the furnishings area, the Company produces and sells a number of components and other products used in many different home, industrial and commercial applications. Examples of these diversified products include industrial wire, steel tubing,automotive seat suspension systems, aluminum ingot, industrial fabrics, mechanical springs, machinery and parts for manufacturing equipment, foam products and injection molded plastic products.

     The Company's products are made primarily from steel rod, wire and other types of steel, textile fibers, woven and non-woven fabrics, aluminum, wood, foam chemicals, and plastics. Some of these raw materials such as steel wire, steel tubing,aluminum ingot, shredded textile fibers and cut-to-size dimension lumber are manufactured by the Company.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                               SELLING SHAREHOLDERS

     The following information has been provided to the Company by the persons listed below as the Selling Shareholders including the number of shares of the Common Stock to be beneficially owned by each Selling Shareholder as of March 27, 1997 and the number of shares of the Common Stock being offered for the account of such Selling Shareholder pursuant to this Prospectus.

                         Shares                                  Shares to Be Owned
Name of                  Beneficially Owned      Shares Offered  After Completion of
Selling Shareholders     Prior to Offering       Hereby          This Offering

Lewis J. McGinnis and    26,700                  26,700          -0-
Patricia A. McGinnis
Family Trust

Plantz Family Trust      26,700                  26,700          -0-

Richard M. Thomas         7,416                   7,416          -0-

Stephen J. Drgastin       7,806                   7,806          -0-

Johnston Family Trust    11,273                  11,273          -0-


        None of the Selling Shareholders has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares of the Common Stock of the Company.

        Each of the Selling Shareholders will receive the Shares offered hereby directly or indirectly in connection with the merger (the "Merger") of Pace Acquisition Company No. 3, a California corporation and wholly-owned subsidiary of the Company with and into Die Cast Products, Inc., a California corporation ("Die Cast"). As a result of the Merger, Die Cast will become a wholly-owned subsidiary of the Company.

                               PLAN OF DISTRIBUTION

        The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on one or more exchanges or in negotiated transactions not on an exchange at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following:(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

        In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Selling Shareholders have agreed not to sell or otherwise dispose of their Shares of Common Stock until financial results covering at least thirty (30) days combined Company and Die Cast operations have been publicly reported.

                              CAPITAL STOCK

        The Company's authorized capital stock consists of 300,000,000 shares of Common Stock, $.01 par value, 1,000,000 shares of Series A Junior Participating Preferred Stock and 99,000,000 shares of Preferred Stock without par value. As of February 28, 1997 there were 92,301,320 shares of Common Stock and no shares of preferred stock outstanding.

        A description of the Common Stock is contained in the Company's Registration Statement on Form 8-A, dated June 5, 1979, including any amendments or reports filed for the purpose of updating such description, which is incorporated by reference. A description of the Preferred Stock Purchase Rights is contained in the Company's Registration Statement on Form 8-A, dated February 15, 1989, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference.


                                  LEGAL OPINIONS

        Ernest C. Jett, Vice President and Managing Director of the Legal Department and Secretary of the Company, has rendered an opinion concerning the validity of the Shares and certain other legal matters. Mr. Jett is a full-time employee of the Company. On February 28, 1997, Mr. Jett beneficially owned 62,480 shares of Common Stock and held options to purchase an additional 29,350_ shares of Common Stock.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                TABLE OF CONTENTS

                                                              Page

Available Information. . . . . . . . . . . . . . . . . . . . . .2

Incorporation of Certain Information
   by Reference. . . . . . . . . . . . . . . . . . . . . . . . .2

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . .3

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .3

Selling Shareholders . . . . . . . . . . . . . . . . . . . . . .3

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .4

Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . .5

Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . .5

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

                         LEGGETT & PLATT, INCORPORATED

                                 79,895 Shares
                                  Common Stock
                                 $.01 Par Value

                      (and Preferred Stock Purchase Rights
                         attached to the Common Stock)



                                   PROSPECTUS




                                March ____, 1997




No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. Neither the delivery of this Prospectus nor any sale made herein shall, under the circumstances,create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy the securities offered hereby to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered, exclusive of those expenses to be borne by the Selling Shareholders.

SEC registration fee . . . . . . . . . . . . . . . . .       $       862
Accounting fees and expenses . . . . . . . . . . . . .             3,000
Legal fees and expenses. . . . . . . . . . . . . . . .             3,000
Printing of documents. . . . . . . . . . . . . . . . .             3,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . .             1,000
             Total . . . . . . . . . . . . . . . . . .       $    10,862
Item 15.     Indemnification of Directors and Officers

             Under the Company's Restated Articles of Incorporation and Missouri corporation laws, each of the present and former directors and officers of the Company may be entitled to indemnification under certain circumstances from certain liabilities,claims and expenses arising from any threatened, pending or completed action, suit or proceeding (including any such action, suit or proceeding arising under the Securities Act of 1933 as amended), to which they are made a party by reason of the fact that he is or was a director or officer of the Company.

             The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its Restated Articles of Incorporation.

Item 16.     Exhibits

             5 Opinion of Ernest C. Jett, Esq., Vice President and Managing Director of the Legal Department and Secretary to Registrant

             23(a)     Consent of Price Waterhouse LLP

             23(b) Consent of Ernest C. Jett, Esq., Vice President and Managing Director of the Legal Department and Secretary to Registrant (contained in Opinion)


Item 17.     Undertakings

             The undersigned Registrant hereby undertakes:

(a)

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)  To include any Prospectus required by Section 10(a)
                       (3) of the Securities Act of 1933;

                 (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on the 27th day of March, 1997.

                            LEGGETT & PLATT, INCORPORATED


                            By:  /s/ Harry M. Cornell, Jr.
                                 Harry M. Cornell, Jr.
                                 Chairman of the Board and
                                 Chief Executive Officer

                                POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry M. Cornell, Jr., Felix E. Wright, Robert A. Jefferies, Jr. and Ernest C. Jett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                     Title                      Date


(a)   Principal Executive Officer:


     /s/ Harry M. Cornell, Jr.      Chairman of the Board,     March 27, 1997
     Harry M. Cornell, Jr.          Chief Executive Officer
                                    and Director


(b)  Principal Financial Officer:


     /s/ Michael A. Glauber         Senior Vice President,     March 27, 1997
     Michael A. Glauber             Finance & Administration


(c)  Principal Accounting Officer:


     /s/ Allan J. Ross              Vice President-Accounting  March 27, 1997
     Allan J. Ross



(d)  Directors:


    /s/ Raymond F. Bentele          Director                   March 27, 1997
    Raymond F. Bentele


    /s/ Robert Ted Enloe, III       Director                   March 27, 1997
    Robert Ted Enloe, III


    /s/ Richard T. Fisher           Director                   March 27, 1997
    Richard T. Fisher


    /s/ Bob L. Gaddy                Director                   March 27, 1997
    Bob L. Gaddy


    /s/ David S. Haffner            Director                   March 27, 1997
    David S. Haffner


    /s/ Thomas A. Hays              Director                   March 27, 1997
    Thomas A. Hays


    /s/ Robert A. Jefferies, Jr.    Director                   March 27, 1997
    Robert A. Jefferies, Jr.


    /s/ Alexander M. Levine         Director                   March 27, 1997
    Alexander M. Levine


    /s/ Richard L. Pearsall         Director                   March 27, 1997
    Richard L. Pearsall


    /s/ Maurice E. Purnell, Jr.     Director                   March 27, 1997
    Maurice E. Purnell, Jr.


    /s/ Felix E. Wright             Director                   March 27, 1997
    Felix E. Wright



                                    EXHIBIT INDEX

Exhibit
Number                      Description

5 Opinion of Ernest C. Jett, Esq., Vice President - Managing Director of the Legal Department and Secretary to the Registrant

23(a)   Consent of Price Waterhouse LLP

23(b) Consent of Ernest C. Jett, Esq., Vice President - Managing Director of Legal Department and Secretary to the Registrant (contained in Opinion)